Exhibit 3.6

COVER LETTER

TO:	Amendment Section

Division of Corporations

NAME OF CORPORATION:	GenTech Pharma Inc.

DOCUMENT NUMBER:	P95000051394

The enclosed Articles of Amendment and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

Mark Glusing
(Name of Contact Person)

Gentech Pharma Inc.
(Firm/Company)

627-510 West Hastings
(Address)

St. Vancouver, BC V6B1C8
(City/State and Zip Code)

For further information concerning this matter, please call:

Mark Glusing	at	(604) 341 1882
(Name of Contact Person)		(Area Code & Daytime Telephone Number)

Enclosed is a check for the following amount:

☒	$35 Filing Fee	☐	$43.75 Filing Fee &	☐	$43.75 Filing Fee &	☐	$52.50 Filing Fee
			Certificate of Status		Certified Copy (Additional copy is enclosed)		Certificate of Status Certified Copy (Additional Copy is enclosed)

Mailing Address	Street Address
Amendment Section Division of Corporations P.O. Box 6327 Tallahassee, FL 32314	Amendment Section Division of Corporations Clifton Building 2661 Executive Center Circle Tallahassee, FL 32301

Articles of Amendment

to

Articles of Incorporation

of

Gentech Pharma Inc.
(Name of corporation as currently filed with the Florida Dept. of State)

P95000051394
(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

Gentech Pharma Inc.

(Must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.”)

(A professional corporation must contain the word “chartered”, “professional association,” or the abbreviation “P.A.”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

The authorized capital to be Increased to 100,000,000 under Florida Statute 607.0704

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

(continued)

The date of each amendment(s) adoption:                 12/13/2005

Effective date if applicable:                             ASAP

(no more than 90 days after amendment file date)

Adoption of Amendment(s)                                     (CHECK ONE)

☑	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by

.”
(voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature	/s/ Mark Glusing
(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Mark Glusing
(Type or printed name of person signing)

President
(Title of person signing)

FILING FEE: $35